                                                                     EXHIBIT 2.1




                    ----------------------------------------


                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                                 BAYLAKE CORP.,

                           M&I MARSHALL & ILSLEY BANK


                                       AND


                      EVERGREEN BANK, NATIONAL ASSOCIATION


                   ------------------------------------------









                                                              Dated as of
                                                              September 2, 1998

                                TABLE OF CONTENTS

I. UNDERTAKINGS OF THE PARTIES............................................  1
         1.1. Agreements by Baylake and M&I...............................  1
         1.2. Consideration...............................................  1
         1.3. Ownership of Bank Stock.....................................  2
         1.4. Closing Date................................................  2
         1.5. Employees...................................................  2
         1.6. Delivery of Certain Communications..........................  3

II. M&I REPRESENTATIONS AND WARRANTIES....................................  3
         2.1. Organization, Existence and Authority of M&I................  3
         2.2. Validity and Corporate Action...............................  3

III. BANK REPRESENTATIONS AND WARRANTIES..................................  3
         3.1. Organization, Existence and Authority of Bank...............  3
         3.2. Capitalization of the Bank..................................  4
         3.3. Call Reports................................................  4
         3.4. Litigation, Claims and Related Matters......................  4
         3.5. Taxes.......................................................  4
         3.6. Properties..................................................  5
         3.7. Environmental Matters.......................................  5

IV.  BAYLAKE REPRESENTATIONS AND WARRANTIES...............................  6
         4.1. Organization, Existence and Authority.......................  6
         4.2. Validity and Corporate Action...............................  6
         4.3. Accuracy of Information.....................................  7
         4.4. Continuing Responsibility...................................  7
         4.5. Bank Preferred..............................................  7

V.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES....................  7
         5.1. Conditions Precedent to Obligations of All Parties..........  7
         5.2. Conditions Precedent to Obligations of Baylake..............  8
         5.3. Condition Precedent to the Obligations of M&I...............  8

VI. BROKERAGE.............................................................  9

VII. AMENDMENT AND MODIFICATION...........................................  9


                                       i
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VIII. TERMINATION.........................................................  9
         8.1. Reasons for Termination.....................................  9
         8.2. Liability................................................... 10

IX. MISCELLANEOUS......................................................... 10
         9.1. Governing Law............................................... 10
         9.2. Entire Agreement; No Oral Modification; Assignment.......... 10
         9.3. Captions; Counterparts...................................... 10
         9.4. Announcements............................................... 10
         9.5. Expenses.................................................... 10
         9.6. Notices..................................................... 10
         9.7. Rights of Other Parties..................................... 12



EXHIBIT 5.1.(b)
EXHIBIT 5.1.(c)

                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of this 2nd day of September, 1998 by and among Baylake Corp., a Wisconsin corporation ("Baylake"), Evergreen Bank, National Association, a national banking association (the "Bank") and M&I Marshall & Ilsley Bank, a Wisconsin banking corporation ("M&I").

                                    RECITALS:

                  WHEREAS, Baylake is a Wisconsin corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"); and

                  WHEREAS, Baylake desires to purchase all of the shares of $100.00 par value common stock of the Bank (the "Bank Stock") which M&I will have the right to sell prior to consummation of the transaction contemplated in this Agreement, and M&I desires to sell such Bank Stock to Baylake pursuant to the terms and conditions of this Agreement (the "Stock Purchase").

         THEREFORE, in consideration of the mutual covenants of the parties made in this Agreement and the mutual benefits to be derived from this Agreement, it is hereby agreed:

                          I. UNDERTAKINGS OF THE PARTIES

                  1.1. Agreements by Baylake and M&I. Upon the terms and subject to the conditions contained in this Agreement, on the Closing Date (as defined below) M&I will sell, assign, transfer and deliver to Baylake, with good title to such shares, free and clear of all liens or encumbrances of any type or kind, and Baylake will accept and purchase from M&I, the 3,700 shares of Bank Stock which M&I will have a right to sell at that time.

                  1.2. Consideration. Upon the terms and subject to the conditions contained in this Agreement, in reliance upon the representations, warranties and agreements of M&I contained in this Agreement and in consideration of the sale, assignment, transfer and delivery to Baylake of the Bank Stock on the Closing Date, Baylake will pay or cause to be paid to M&I on May 5, 1999 a cash payment (the "Purchase Price") equal to the lesser of (i) $2,000,000 or (ii) the amount by which the common equity of the Bank on April 30, 1999 exceeds the sum of (a) contributions to common equity of the Bank made by Baylake from the Closing Date through April 30, 1999, plus, (b) the portion of common equity of the Bank resulting from retained earnings of the Bank, earned in the ordinary course of business from the Closing Date through April 30, 1999. In calculating the common equity of the Bank for the purposes of the preceding sentence, on April 30, 1999, (x) the reserve for loan and lease losses (the "Reserve"), which shall not be included in common equity (except as discussed in clause (y)), shall be calculated using the formula generally in use by Baylake or as required by any bank regulatory agency, whichever is greater, and (y) recoveries by the Bank received from claims under existing, prior or subsequent surety bond claims or other insurance contracts relating to events occurring prior to the Closing Date and federal and state income tax refunds for any periods prior to the Closing Date and collections on loans which are recorded on the books of the Bank on the Closing Date, whether or not such collections result in a transfer of funds from the Reserve to the Bank's common equity account or a transfer of funds to the Reserve, shall all be considered part of common equity of the Bank and shall accrue to the benefit of M&I in determining the Purchase Price. To the extent that such recoveries, refunds and collections are identified to the Bank prior to April 30, 1999 and the funds related to them are received after payment of the Purchase Price, Baylake and M&I agree that the Purchase Price will be recalculated and Baylake will pay to M&I any increase resulting in such recalculation.

                  1.3. Ownership of Bank Stock.

                       (a) M&I will promptly initiate the taking of all steps necessary to enable M&I to foreclose on its security interest in the Bank Stock and to obtain the right to sell the Bank Stock, free and clear of any liens and encumbrances or interests of any type or kind of third parties in the Bank Stock.

                       (b) The Bank will take all appropriate steps necessary to assist M&I in complying with Section 1.3(a), including but not limited to, promptly re-registering the Bank Stock in the name of M&I when such stock is submitted by M&I, together with duly authorized stock powers or such other evidence of transfer which the Bank may reasonably require, for re-registration.

                  1.4. Closing Date. The term "Closing Date" means the day on which M&I delivers the Bank Stock, re-registered in the name of M&I, together with duly authorized stock powers or such other evidence of transfer which Baylake and the Bank may reasonably require, to Baylake (the "Closing"). The Closing Date will be the next business day after all of the conditions in
Article V have been satisfied. The Closing will occur at such location which is mutually agreed upon by M&I, Baylake and the Bank.

                  1.5. Employees. Following the Closing Date, Baylake will endeavor to retain as employees of the Bank those persons actively employed by the Bank on the Closing Date. Nothing in this Section 1.5 is intended to create any contract right on the part of any such employee. The parties do not intend that this Section 1.5 apply to Jeffrey P. Dahlman, Dawn Dahlman, Todd R. Doherty or James Redemann.

                  1.6. Delivery of Certain Communications. Subject to Section 9.4, from the date of this Agreement until the Closing Date, Baylake and M&I shall provide to each other, when transmitted by either one of them, a copy of each press release or other public announcement relating to the transactions under this Agreement, and the Bank shall provide to Baylake any communication sent by it to its customers generally.

                      II. M&I REPRESENTATIONS AND WARRANTIES

         M&I represents and warrants to Baylake as follows:

                  2.1. Organization, Existence and Authority of M&I. M&I is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Wisconsin. M&I has full power and authority, including all licenses, franchises, permits, and other governmental authorizations required by law, to engage in the business and activities now conducted by it and, subject to the laws generally applicable to creditors, to take possession of the Bank Stock as a secured creditor free and clear of liens or encumbrances of any type or kind.

                  2.2. Validity and Corporate Action. M&I has all necessary corporate power and authority to enter into this Agreement, and to perform its obligations under this Agreement. This Agreement constitutes a valid and legally binding obligation of M&I. Prior to the Closing M&I will have taken possession of the Bank Stock.

                     III. BANK REPRESENTATIONS AND WARRANTIES

         Except as provided in the disclosure schedule (the "Disclosure Schedule") provided by the Bank, the Bank represents and warrants to Baylake as follows:

                  3.1. Organization, Existence and Authority of Bank. The Bank is a banking association duly organized and validly existing under the laws of the United States of America. The Bank has delivered to Baylake true, accurate and complete copies of its currently effective Articles of Association and Bylaws, including all amendments to each of them. The Bank: (i) is duly authorized to conduct a general banking business, subject to the supervision of the Office of the Comptroller of the Currency ("OCC") and the Federal Deposit Insurance Corporation ("FDIC"); (ii) is an insured bank as defined in the Federal Deposit Insurance Act; (iii) is not authorized to exercise trust powers; and (iv) has no subsidiaries, except an investment subsidiary incorporated and operating in the State of Nevada. The Bank has full power and authority, including all licenses, franchises, permits, and other governmental authorizations required by law, to engage in the business and activities now conducted by it and to own the properties now owned by it.

                  3.2. Capitalization of the Bank. (i) The authorized capital stock of the Bank consists of 3,700 shares of common stock, par value $100.00 per share, all of which are issued


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and outstanding, and (ii) 350 shares of Non-cumulative Perpetual Preferred
Stock, par value $10,000 per share ("Bank Preferred"), 316 of which are validly issued, fully paid and nonassessable. All of the outstanding shares of Bank Stock are validly issued, fully paid and nonassessable. To the best knowledge of the Bank, none of such presently outstanding shares were issued in violation of the preemptive rights of any shareholder. To the best knowledge of the Bank, there are no outstanding options, warrants, conversion rights, subscriptions or other commitments of any kind directly or indirectly obligating the Bank to issue any additional shares of capital stock, other equity securities or securities convertible into capital stock.

                  3.3. Call Reports. The Bank has delivered to Baylake copies of each Call Report, in the form filed with Bank Regulatory authorities (the "Call Reports"), of the Bank, prepared as of December 31 of each of the years 1995, 1996 and 1997, and as of June 30, 1998. To the best knowledge of the Bank, the June 30, 1998 Call Report has been prepared in accordance with accounting methods prescribed or accepted by bank regulatory authorities as the case may be, and in accordance with such accounting principles as may be described or disclosed therein, and fairly present, in accordance with such accounting methods, the financial position and results of operation of the Bank as of June 30, 1998 and for the period ending on such date. To the best knowledge of the Bank, the June 30, 1998 Call Report does not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts which inclusion or omission would render the information therein materially inaccurate or misleading.

                  3.4. Litigation, Claims and Related Matters.

                       (a) Pending or Threatened Litigation. There is no claim, action, suit, litigation, proceeding or investigation formally instituted, pending, or, to the best of the knowledge of it and its officers, threatened against or affecting the Bank or any of its assets, at law or in equity, or before any court, arbitration panel or other governmental authority except as may be set forth in the Disclosure Schedule.

                       (b) Judgments, Orders, Regulatory Agreements, Etc. The Bank is not subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or other governmental authority.

                  3.5. Taxes. The Bank has filed with the appropriate governmental agencies all federal, state and local income, franchise, excise, sales and use, real and personal property, and other tax returns and reports required to be filed by it. The Bank: (a) is not delinquent in the payment of any taxes shown on such returns or reports or on any assessments made against it relating to any such taxes; (b) is not subject to any pending examination of income taxes for any year by the Internal Revenue Service or any state tax agency; (c) has not executed or filed with the Internal Revenue Service or any state tax agency any agreement extending the period for assessment and collection of any federal or state tax; or (d) is not a party to any action or proceeding, or has not had any claim asserted against it by any governmental authority for assessment or collection of taxes.

                  3.6. Properties. Except as set out in the Disclosure Schedule, the Bank has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, which it purports to own, including those set forth on the June 30, 1998 Call Report (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the dates thereof), and such assets and properties are subject to no liens, mortgages, security interests, encumbrances, or charges of any kind, except: (a) as may be noted in the Bank Financial Statements; (b) statutory liens for taxes not yet delinquent; (c) security interests granted incident to short-term borrowings or to secure deposits of funds by federal, state, or other government agencies; and (d) as to real estate, encumbrances or title defects that do not materially impair the use thereof for the purposes for which it is held. The Bank as lessee has the right under valid and subsisting leases to occupy, use, possess, and control any and all property leased by it.

                  3.7. Environmental Matters. To the best knowledge of the Bank:
(i) each property owned or operated by the Bank and the Loan Properties (as defined below) are in compliance with all applicable federal, state and local laws including common law, rules, guidance, regulations and ordinances and with all applicable decrees, orders, judgments, and contractual obligations relating to the environment, health, safety, natural resources, wildlife or hazardous materials which are hereinafter defined as chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum or other regulated substances or materials which are hazardous, toxic or otherwise harmful to health, safety, natural resources, or the environment ("Environmental Laws"), except for violations which, either individually or in the aggregate would not have a material adverse effect on the Bank; (ii) during and prior to the period of (a) the Bank's ownership or operation of any of its current properties, and (b) the Bank's holding of a security interest in a Loan Property, Hazardous Materials have not been generated, treated, stored, transported, released or disposed of in, on, under, above, from or affecting any such property, except in conformance with all Environmental Laws and except, where such release, generation, treatment, storage, transportation, or disposal would not have either individually or in the aggregate, a material adverse effect on Bank; (iii) there is no asbestos or ureaformaldehyde materials in or on any property owned or operated by the Bank or any Loan Property at concentrations or in conditions in violation of Environmental Laws and no electrical transformers or capacitors, other than those owned by public utility companies, on any such properties contain any PCB's at concentrations or in conditions in violation of Environmental Laws; (iv) except for properties on which the Bank has made PECFA loans, there are no underground or aboveground storage tanks in or under any properties currently owned or operated by the Bank or any Loan Property; (v) the Bank has not received any notice from any governmental agency or third party notifying either of them of any Environmental Claim; (vi) and there are no circumstances with respect to any properties currently owned or operated by the Bank or any Loan Property that (a) form the basis on an Environmental Claim against the Bank or any properties currently or formerly owned or operated by the Bank or any Loan Property or (b) cause any properties currently owned or operated by the Bank or any Loan Property to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law or require notification to or consent of any Governmental Authority or third party pursuant to any Environmental Law.

The following definitions apply for purposes of this Section 3.7: (a) "Loan Property" means any property in which the Bank holds a security interest, and, where required by the context, said term means the owner or operator of such property; (b) "Environmental Claims" shall mean any and all administrative, regulatory, judicial or private actions, suits, demands, demand letters, notices, claims, liens, notices of non-compliance or violation, investigations, injunctions or proceedings relating to (i) any Environmental Law; (ii) any Hazardous Material including without limitation any abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or order of a Governmental Authority or (iii) any actual or alleged damage, injury, threat or harm to health, safety, natural resources, wildlife, or the environment, which individually or in the aggregate would have a material adverse effect on the Bank; (c) "Governmental Authority" shall mean any applicable federal, state, regional, county or local governmental authority.

The representations and warranties in this Section 3.7 relating to each property owned or operated by the Bank and the Loan Properties are made to the best knowledge of the Bank. For purposes of this Article III, the term "best knowledge of the Bank" shall mean the actual knowledge of the officers of the Bank.

                   IV. BAYLAKE REPRESENTATIONS AND WARRANTIES

                  Baylake represents and warrants to M&I and the Bank as follows:

                  4.1. Organization, Existence and Authority. Baylake is a corporation duly organized, validly existing and in active status under the laws of Wisconsin and Baylake is a registered bank holding company under the BHC Act.

                  4.2. Validity and Corporate Action. Baylake has all necessary corporate power and authority to enter into this Agreement, and to perform its obligations under this Agreement. This Agreement constitutes a valid and legally binding obligation of Baylake enforceable in accordance with its terms and has been approved on behalf of Baylake by all requisite corporate action.

                  4.3. Accuracy of Information. The statements made by Baylake in this Agreement, and in any other written disclosures or documents executed and/or delivered by or on behalf of Baylake to the M&I or the Bank pursuant to the terms of this Agreement, are, or when made will be, true and correct in all material respects and do not or will not omit any material facts necessary to make such statements not misleading. All such statements which are not set forth in this Agreement shall nevertheless constitute representations and warranties under this Agreement to the same extent as if set forth in full in this Agreement.

                  4.4. Continuing Responsibility. Upon completion of the Stock Purchase, the Bank will be a subsidiary of Baylake, which shall be responsible for maintaining the capital of the Bank at such levels as may be required from time to time by appropriate bank regulatory agencies.

                  4.5. Bank Preferred. The Stock Purchase will not affect the rights of the holders of the Bank Preferred. Baylake will use its best efforts to restore the Bank's capital to a position which will permit the Bank, under applicable laws and regulations and its Articles of Association, to resume paying dividends to holders of the Bank Preferred.

              V. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

                  5.1. Conditions Precedent to Obligations of All Parties. Each obligation of any party to any other party to be performed on the Closing Date shall be subject to the prior satisfaction of the following conditions:

                       (a) Federal Reserve Approval. The Federal Reserve Board shall have approved, pursuant to Section 3 of the BHC Act, the acquisition by Baylake of the Bank and the shares owned by M&I with such approval including no terms or conditions unacceptable to Baylake or M&I, or shall have waived its requirement for such approval and any waiting periods prescribed by the BHC Act shall have expired. The Federal Reserve Bank of Chicago shall have approved the special dividend from its wholly-owned subsidiary Baylake Bank to Baylake, as contemplated in Exhibit 5.1(c).

                       (b) OCC Consent. The OCC shall have consented to the matters set out in Exhibit 5.1(b), with such consent including no terms or conditions unacceptable to Baylake or M&I.

                       (c) FDIC Consent. The FDIC shall have consented to the matters set out in Exhibit 5.1(c), with such consent including no terms or conditions unacceptable to Baylake or M&I.

                       (d) Other Approval. The Department of Financial Institutions, Division of Banking of the state of Wisconsin shall have approved the special dividend from Baylake Bank to Baylake, as contemplated in Exhibit 5.1(c).

                       (e) No Proceeding or Litigation. At the Closing Date, no suit, action or proceeding shall be pending or overtly threatened and no liability or claim shall have been asserted against M&I or the Bank, (i) involving any of the assets, properties, business or operations of the Bank that might result in a material adverse effect on its financial condition, results of operations, or business prospects, except as set forth in the Disclosure Schedule or (ii) before any court or other governmental agency by the federal or any state government or any other third party in which it is or will be sought to restrain or prohibit the consummation of the purchase of the Bank Stock by Baylake or M&I exercising its rights as a secured creditor.

                  5.2. Conditions Precedent to Obligations of Baylake. Each and every obligation of Baylake to be performed on the Closing Date shall be subject to the prior satisfaction of the following conditions, any one or more of which may be waived by Baylake:

                       (a) Representations, Warranties and Covenants. All representations and warranties of M&I and the Bank in this Agreement shall be true, accurate and complete in all material respects both as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made anew as of the Closing Date, except as affected by the transactions contemplated by this Agreement. M&I and the Bank shall have performed or complied with all of the covenants, agreements and conditions in this Agreement provided to be performed or complied with on their part and M&I shall have furnished to Baylake a certificate signed by one of its Executive Officers to the foregoing effect.

                       (b) Insurance Coverage. Baylake has obtained directors' and officers' liability insurance and blanket bond coverage for the Bank containing standard terms and conditions for such policies or bonds for banks similar in size to the Bank, the premiums for which are acceptable to Baylake.

                       (c) Nonaccrual Loans. All loans made by the Bank which should be placed on nonaccrual status under applicable regulations, guidelines or policies have been placed on nonaccrual status; and in any event, all loans past due more than 90 days shall be placed on nonaccrual status. All accrued interest from any such nonaccrual loans shall have been charged against the Bank's current earnings.

                  5.3. Condition Precedent to the Obligations of M&I. Notwithstanding any language to the contrary in this Agreement (including
Section 8.1) M&I shall not be required to take any irrevocable actions as a secured creditor of Evergreen of Wisconsin, Inc., owner of 100% of the Bank Stock, until such time as Baylake and the Bank inform M&I that each is irrevocably committed to closing the transaction set out in Article I of this Agreement.

                                  VI. BROKERAGE

                  Each party to this Agreement represents and warrants to the other that there is no broker or finder engaged by it, or known by it to be involved or in any way connected with the transactions contemplated by this Agreement. Each party to this Agreement agrees to hold each other party harmless from and against, and to assist the other in defending, any claim for brokerage commissions or finder's fees which may arise or be asserted as a result of this Agreement and the transactions contemplated herein, by reason of any actual or alleged commitments or acts on the part of the party which so agrees.

                         VII. AMENDMENT AND MODIFICATION

                  M&I, Baylake and the Bank, by consent of their respective Board of Directors (or in the case of Baylake its Executive Committee) or their officers authorized by such Board of Directors, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

                                VIII. TERMINATION

                  8.1. Reasons for Termination. This Agreement may be terminated at any time before the Closing Date only:

                  (a) by mutual written consent of the Board of Directors of M&I, and the Board of Directors of Baylake;

                  (b) by written notice from Baylake to M&I and the Bank, authorized by the Board of Directors or Executive Committee of Baylake, if:

                           (i)   any condition set forth in Sections 5.1 or 5.2
of this Agreement has not been substantially satisfied or waived in writing by October 1, 1998; or

                           (ii)  any warranty or representation made by M&I or
the Bank shall be discovered to have become untrue, incomplete or misleading in any material respect; or

                           (iii) M&I or the Bank shall have breached one or more
provisions of this Agreement in any material respect, considering all such breaches in the aggregate; or

                  (c) by written notice from M&I to Baylake and the Bank, authorized by the Board of Directors of M&I, if:

                           (i)   any condition set forth in Section 5.1 of this
Agreement has not been substantially satisfied or waived in writing by October 1, 1998; or

                           (ii)  Baylake shall have breached one or more
provisions of this Agreement in any material respect considering all such breaches in the aggregate.

                  8.2. Liability. In the event of termination of this Agreement caused otherwise than by material breach of a party to this Agreement, there shall be no liability on the part of any party to this Agreement, except that the fees and expenses of each party shall be paid pursuant to Section 9.5 of this Agreement. Notwithstanding the foregoing, in the event of a material inaccuracy of the representations and warranties of the Bank discovered prior to Closing, the only remedy of Baylake and M&I shall be to terminate the transactions contemplated in this Agreement. The representations and warranties of the Bank shall not survive the Closing.

                                IX. MISCELLANEOUS

                  9.1. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Wisconsin and to the extent applicable, the laws of the United States of America.

                  9.2. Entire Agreement; No Oral Modification; Assignment. This Agreement supersedes any and all prior agreements, understandings and negotiations between the parties, except for that certain Confidentiality Agreement entered into between Baylake and the Bank; constitutes the entire agreement between them; shall not be subject to any modification or termination made orally or verbally or otherwise than as provided herein.

                  9.3. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions hereof. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  9.4. Announcements. Public announcements concerning the transactions contemplated by this Agreement shall be made jointly by, and subject to the approval of each of, the Bank and Baylake. However, information which any party is required to submit to its stockholders or any regulatory agency shall not require the approval of the other party.

                  9.5. Expenses. Each party to this Agreement will pay the party's own fees and expenses incurred in connection with the preparation and performance of this Agreement, including fees and expenses of its counsel, accountants, and other experts and advisors.

                  9.6. Notices. All notices and other communications by a party under this Agreement shall be in writing to all other parties, and shall be deemed to have been duly given when delivered in person, posted by United States registered or certified mail, with postage prepaid, provided to a national overnight courier service for next day delivery, proof of delivery requested, transmitted by facsimile with proof of transmission, addressed as follows:

If to Baylake:                 Baylake Corp.
                               217 North Fourth Avenue
                               Sturgeon Bay, Wisconsin  54235
                               Facsimile No.: (920) 743-7422

                               Attention:  Thomas L. Herlache,
                                           President

with a copy to:                Elliot H. Berman
                               Godfrey & Kahn, S.C.
                               780 N. Water Street
                               Milwaukee, Wisconsin  53202
                               Facsimile No.: (414) 273-5198

If to M&I:                     M&I Marshall & Ilsley Bank
                               770 North Water Street
                               Milwaukee, Wisconsin  53202
                               Facsimile No.: (414) 765-7625

                               Attention:  Michael A. Hatfield,
                                           Senior Vice President

with a copy to:                K. Thor Lundgren
                               Michael, Best & Friedrich LLP
                               100 East Wisconsin Avenue
                               Milwaukee, Wisconsin 53202
                               Facsimile No.: (414) 277-0656

If to the Bank:                Evergreen Bank, N.A.
                               602 Main Street
                               Poy Sippi, Wisconsin 54967
                               Facsimile No.: (920) 987-5903

                               Attention:  John C. Cumicek,
                                           Executive Vice President and
                                           Acting Chief Executive Officer
with a copy to:                Mr. James D. Friedman
                               Quarles & Brady
                               411 East Wisconsin Avenue
                               Milwaukee, Wisconsin 53202
                               Facsimile No.: (414) 271-3552


                  9.7. Rights of Other Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, firm or corporation other than the parties to this Agreement any rights or remedies under or by reason of this Agreement.

                  IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed each on and as of the date first above mentioned.

                              BAYLAKE CORP.

                              By:  /s/ Thomas L. Herlache

                                   Thomas L. Herlache, President


                              M&I MARSHALL & ILSLEY BANK

                              By:  /s/ Michael A. Hatfield

                                   Michael A. Hatfield, Senior Vice President


                              EVERGREEN BANK, NATIONAL ASSOCIATION

                              By:  /s/ John C. Cumicek

                                   John C. Cumicek, Executive Vice President and Acting Chief Executive Officer